Exhibit 99.1

Ballantyne Strong Authorizes

Share Repurchase Program

OMAHA, Nebraska (August 20, 2015) – Ballantyne Strong, Inc. (NYSE MKT: BTN), a diversified provider of digital technology services, products and solutions, announced today that its Board of Directors has authorized the repurchase of up to 700,000 shares of its outstanding common stock, or approximately 5.0% of its outstanding shares, pursuant to a plan adopted under Rule 10b5-1 of the Securities Exchange Act of 1934 (the “Act”).

“Considering the Company’s strong cash position and balance sheet, Ballantyne’s Board has decided to authorize a share repurchase program for possible share repurchases,” stated Chairman of the Board of Directors, Kyle Cerminara.

“Importantly, this action is not a change in overall strategy as Ballantyne remains committed to seeking opportunities to grow organically and identify acquisition opportunities that will leverage our expertise, market position and capital access,” added Mr. Cerminara.

A plan under Rule 10b5-1 allows a company to repurchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods.  A broker selected by Ballantyne Strong will have the authority under the terms and limitations specified in the plan to repurchase shares on Ballantyne Strong’s behalf in accordance with the terms of the plan.  Because the repurchases under the plan are subject to certain pricing parameters and other regulatory requirements applicable to repurchase under Rule 10b-18 of the Act, there is no guarantee as to the exact number of shares that will be repurchased under the plan, or that there will be any repurchases pursuant to the plan.

About Ballantyne Strong, Inc. (www.strong-world.com)

Ballantyne Strong designs, integrates, and installs technology solutions for a broad range of applications; develops and delivers out-of-home messaging, advertising and communications; manufactures projection screens and lighting products; and provides managed services including monitoring of networked equipment. The Company focuses on serving the retail, financial, government and cinema markets.

Forward-Looking Statements

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

CONTACT:

Nate Legband	Elise Stejskal
Chief Financial Officer	Investor Relations
402/829-9404	402/829-9423

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